UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 25, 2010

Gladstone Investment Corporation
(Exact name of registrant as specified in its charter)

Delaware	814-00704	83-0423116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1521 Westbranch Drive, Suite 200, McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (703) 287-5800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

David Watson was appointed by the Board of Directors of Gladstone Investment Corporation (the "Company") to fill the Company's Chief Financial Officer position, effective January 25, 2010. Mr. Watson was appointed to serve as Chief Financial Officer until the appointment of his successor.

From August 2007 to January 2010, Mr. Watson, age 34, served as Director of Portfolio Accounting for MCG Capital Corporation. From July 2001 to July 2007, Mr. Watson was employed by Capital Advisory Services, LLC, which subsequently joined Navigant Consulting, Inc., where he held various positions providing finance and accounting consulting services.

The Company does not pay cash compensation or provide other benefits directly to Mr. Watson or to any of its other executive officers. Mr. Watson is an employee of Gladstone Administration, LLC (the "Administrator"), is compensated for his services to the Company by the Administrator pursuant to the terms of an administration agreement between the Company and the Administrator (the "Administration Agreement"). Pursuant to the Administration Agreement, the Company makes payments equal to its allocable portion of the Administrator's overhead expenses in performing its obligations under the Administration Agreement including, but not limited to, the Company's allocable portion of the salary and bonus ("Salary Expenses") of Mr. Watson. Based on the December 31, 2009 proportion of expense reimbursement due to the Administrator under the Administration Agreement, the Company expects that its allocable portion of Mr. Watson's annualized Salary Expenses will be approximately $51,000.

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description
99.1	Press Release issued by Gladstone Investment Corporation on January 28, 2010.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Investment Corporation (Registrant)
January 28, 2010 (Date)	/s/ DAVID WATSON David Watson Chief Financial Officer